EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2006 accompanying the consolidated financial statements of Access Media Networks, Inc for the years ended December 31, 2004 and 2005 appearing in this Registration Statement on Form SB-2 of Broadcaster, Inc. We consent to the inclusion of our report and for the use of our name as it appears under the caption “Experts.”

/s/Choi, Kim & Park, LLP

Los Angeles, CA

November 29, 2006